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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


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
NAME OF SUBSIDIARY                                              STATE OF INCORPORATION
- ------------------                                              ----------------------

- -   Tri-Co. Foods Corp.                                              Pennsylvania

- -   Spring Glen Fresh Foods, Inc.                                    Pennsylvania

- -   Consumers Packing Company                                        Pennsylvania

      d/b/a Hanover Foods - Lancaster Division

- -   Hanover Insurance Company Ltd.                                Grand Cayman, B.W.I.

- -   Nittany Corporation                                                Delaware

NOTE:  Tri-Co. Foods Corporation has two wholly-owned subsidiaries:

- -   Alimentos Congelados Monte Bello S.A.                         Republic of Guatemala

- -   Sunwise Corporation                                                 Florida
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